FOR IMMEDIATE RELEASE	Contact: Scott E. Lied
Phone: 717-733-4181

ENB Financial Corp Reports Fourth Quarter 2018 Results

(January 15, 2019) -- Ephrata, PA – ENB Financial Corp (OTCBB: ENBP), the bank holding company for Ephrata National Bank, reports net income for the fourth quarter of 2018 of $2,225,000, a $1,614,000, or 264.2% increase, over the $611,000 earned during the fourth quarter of 2017. Net income for the year ended December 31, 2018, was $9,749,000, a $3,405,000, or 53.7% increase, over the $6,344,000 earned in 2017. Basic and diluted earnings per share for the fourth quarter of 2018 were $0.78 compared to $0.21 for the same period in 2017. Year-to-date earnings per share were $3.42 in 2018 compared to $2.23 in 2017.

Earnings for the quarter and year-to-date periods in 2017 were negatively impacted by a $1.1 million write-down to deferred tax assets as a result of the Federal tax changes implemented in December of 2017. In addition, improvements in net interest income overshadowed higher operational expenses in 2018, further adding to improved earnings. A lower provision expense also contributed to higher fourth quarter earnings.

In addition to the negative tax event in 2017, the increase in the Corporation’s year-to-date 2018 earnings was partially caused by insurance proceeds from a bank owned life insurance (BOLI) policy. The Corporation purchased and is the beneficiary of all BOLI policies taken out on key officers. Due to the death of a participant during the first quarter of 2018, the Corporation recorded BOLI income of $913,000. This net death benefit caused an increase in the Corporation’s 2018 year-to-date earnings. Without this BOLI income, net income for the year ended December 31, 2018, would have been $8,836,000, with $3.10 earnings per share (non-GAAP).

The Corporation’s net interest income (NII) increased by $1,117,000, or 14.5%, and $2,946,000, or 9.8%, for the three months and the year ended December 31, 2018, compared to the same periods in 2017. The increase in NII primarily resulted from an increase in interest and fees on loans of $1,450,000, or 23.2%, and $3,713,000, or 15.3%, for the three months and the year ended December 31, 2018, respectively, compared to the same periods in 2017.

The Corporation recorded $190,000 of provision expense in the fourth quarter of 2018, compared to $490,000 for the fourth quarter of 2017, and provision expense of $660,000 for the year ended December 31, 2018, compared to $940,000 for the same period in 2017. The allowance as a percentage of total loans was 1.25% as of December 31, 2018, compared to 1.38% as of December 31, 2017.

ENB FINANCIAL CORP

Losses on securities transactions were $317,000 for the three months ended December 31, 2018, compared to gains of $258,000 for the three months ended December 31, 2017. For the year ended December 31, 2018, losses on securities transactions were $291,000, compared to gains of $675,000 for the same period in 2017, representing decreases of $575,000, and $966,000, respectively. Management has taken advantage of the higher levels of earnings in 2018 to sell longer term securities and purchase variable-rate instruments in order to position the Corporation more favorably for an increasing rate environment. In addition, interest rates were higher during 2018 compared to 2017, resulting in fewer opportunities to pursue gains in 2018.

Gains on the sale of mortgages increased by $87,000, or 21.1%, and decreased by $113,000, or 6.6%, for the three months and the year ended December 31, 2018, compared to the prior year’s periods. Both mortgage production and margins realized on sold mortgages were slightly lower for the year ended 2018 compared to 2017.

Total operating expenses increased $327,000, or 4.1%, and $1,569,000, or 5.1%, for the three months and the year ended December 31, 2018, compared to the same periods in 2017. Salary and benefit expenses, which make up the largest portion of operating expenses, decreased $108,000, or 2.2%, and increased $900,000, or 4.7%, for the three months and the year ended December 31, 2018, compared to the same periods in 2017. These costs are elevated for the year ended 2018 due to increased salaries due to staff additions as well as annual merit increases and a Bank-wide performance bonus paid out in the second quarter of 2018. Benefit costs were held nearly level for all of 2018, while decreasing 3.1% for the fourth quarter compared to the prior year’s periods. Lower medical insurance plan costs were responsible for this reduction.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the fourth quarter of 2018 were 0.82% and 8.93%, respectively, compared to 0.24% and 2.42% for the fourth quarter of 2017. For the year ended December 31, 2018, the Corporation’s annualized ROA was 0.93%, compared to 0.63% in 2017, while the ROE was 9.94%, compared to 6.46% for the same period in 2017. Excluding the BOLI death benefit income, the Corporation’s ROA and ROE would have been 0.84% and 9.01% for the year ended December 31, 2018 (non-GAAP).

As of December 31, 2018, the Corporation had total assets of $1.10 billion, up 6.2%; total stockholders’ equity of $102.8 million, up 3.1%; total deposits of $919.7 million, up 6.1%; and total loans of $694.1 million, up 16.2%, from the balances as of December 31, 2017.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from twelve full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

ENB FINANCIAL CORP

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	December 31,		%
Balance Sheet	2018	2017	Change

Securities	$299,999	$319,661	-6.2%
Total loans	694,073	597,553	16.2%
Allowance for loan losses	8,666	8,240	5.2%
Total assets	1,097,842	1,033,622	6.2%
Deposits	919,734	866,477	6.1%
Total borrowings	73,256	65,850	11.2%
Stockholders' equity	102,802	99,759	3.1%

	Three Months Ended		Year Ended
	December 31,		December 31,
Income Statement	2018	2017	2018	2017

Net interest income	$8,843	$7,726	$33,124	30,178
Provision for loan losses	190	490	660	940
Noninterest income	2,242	2,775	11,037	10,321
Noninterest expense	8,324	7,997	32,446	30,877
Income before taxes	2,571	2,014	11,055	8,682
Provision for income taxes	346	1,403	1,306	2,338
Net income	2,225	611	9,749	6,344

Per Share Data
Earnings per share	0.78	0.21	3.42	2.23
Dividends per share	0.29	0.28	1.15	1.12

Earnings Ratios
Return on average assets (ROA)	0.82%	0.24%	0.93%	0.63%
Return on average stockholders' equity (ROE)	8.93%	2.42%	9.94%	6.46%
Net interest margin	3.57%	3.47%	3.46%	3.46%
Efficiency ratio	71.69%	74.10%	71.58%	73.23%

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